Exhibit 99.1

BioLargo Sets Another New Quarterly Revenue Record

Westminster, CA – October 26, 2022 – BioLargo, Inc. (OTCQB:BLGO), a developer of sustainable cleantech technologies and full-service environmental engineering company, today announced that it has set a new quarterly revenue record, and provided a snapshot of continued business developments.

BioLargo’s President and CEO Dennis P. Calvert commented, “It is remarkable that we were able to improve on Q2’s record-breaking results, and that because of our Q3 performance we have also locked in a record growth rate for the entire year. We are proud of these accomplishments, but not yet satisfied because we believe that we have still just scratched the surface of the commercial opportunities ahead. We intend to continue this trend of meaningful growth, and we are already off to a good start in Q4.”

The company has several key projects that management believes will stimulate accelerated growth through 2023. These are:

●	The expected launch in major retailers of the POOPH pet odor control product by the company’s consumer packaged goods partners at Ikigai, which is expected to start in Q4.

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Our first PFAS removal project at a large industrial site (announced in August), currently in the initial phase of a multi-phase process, which we expect to continue advancing as we engineer a comprehensive PFAS mitigation plan.

●	Expanded commercial roll-out of the company’s PFAS treatment technology through its growing network of sales rep organizations.

●	Garratt-Callahan’s launch of the jointly developed minimal liquid discharge wastewater treatment product.

●	Further work on larger engineering projects, including the waste-to-energy conversion plant project in South America, and the company’s work with Ultra Safe Nuclear.

BioLargo generated approximately $1.5 million in company-wide revenue during the third quarter of 2022, representing a 13% increase compared with the second quarter of 2022, and a 111% increase compared with the third quarter of 2021, led by a significant increase in sales of the POOPH pet odor product. Note, however, that these revenue figures are preliminary, and are subject to change pending review by the company's independent registered public accounting firm. The company will include its full results of operations in its quarterly report for the period ended September 30, 2022, due to be filed with the SEC by November 14, 2022. The company also intends to hold an investor webcast and conference call shortly after the filing of its quarterly report to discuss its financial results, and will provide details for participating in this event as soon as they are available.

About BioLargo, Inc.

BioLargo, Inc. (OTCQB:BLGO) invents, develops, and commercializes innovative technologies in the cleantech space, including for PFAS contamination, advanced water and wastewater treatment, industrial odor and VOC control, air quality control, and infection control. With over 13 years of extensive R&D, BioLargo holds a wide array of issued patents, maintains a robust pipeline of products, and provides full-service environmental engineering. Our approach is to invent or acquire novel technologies and develop them to maturity through our operating subsidiaries. We have developed a number of key channel partnerships to support the reach of our products and services and maximize their commercial potential. With a keen emphasis on collaborations with academic, municipal, and commercial organizations and associations, BioLargo has proven itself with over 90 awarded grants and numerous pilot projects. We monetize through direct sales, recurring service contracts, licensing agreements, strategic joint venture formation and/or the sale of the IP. See our website at www.BioLargo.com.

Contact Information

Dennis P. Calvert

President and CEO, BioLargo, Inc.

888-400-2863

Safe Harbor Act

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include without limitation those about BioLargo’s (the “Company”) expectations regarding anticipated revenue and plans for future operations, and may be identified by words such as “we believe”. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Risks and uncertainties include without limitation: the effect of the COVID-19 pandemic on the Company’s business, results of operations, financial condition, and stock price; the effect of global and regional economic conditions on the Company’s business, including effects on purchasing decisions by consumers and businesses; the ability of the Company to compete in markets that are highly competitive and subject to rapid technological change; the ability of the Company to manage frequent introductions and transitions of products and services, including delivering to the marketplace, and stimulating customer demand for, new products, services, and technological innovations on a timely basis; the dependency of the Company on the performance of distributors of the Company’s products. More information on these risks and other potential factors that could affect the Company’s business and financial results is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.